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             [LETTERHEAD OF JACKSON & WALKER, L.L.P. APPEARS HERE]



                                                                 EXHIBIT 5
                               November 30, 1994



Sterling Software, Inc.
8080 N. Central Expressway
Suite 1100
Dallas, Texas  75206



     Re:  Registration Statement on Form S-3 of Sterling Software, Inc.

Gentlemen:

     We are acting as counsel for Sterling Software, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 82,650 shares of the Company's Common Stock, par value $0.10 per share (the "Shares"), which Shares have been reserved for issuance upon exercise of certain warrants (the "Warrants") issued by KnowledgeWare, Inc., a wholly owned subsidiary of the Company ("KnowledgeWare"). As a result of the merger of a wholly owned subsidiary of the Company with and into KnowledgeWare on the date hereof, KnowledgeWare became a wholly owned subsidiary of the Company and the Warrants, by their terms, represent the right to acquire the Shares. A Registration Statement on Form S-3 (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

     In connection with the rendering of this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of all documents, certificates and instruments as we have deemed necessary for the expression of the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Restated Bylaws of the Company, copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Shares, the warrant agreement pursuant to which the Warrants were issued (the "Warrant Agreement") and the Registration Statement and all exhibits thereto. In making the foregoing examinations, we have assumed the genuiness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing examination, subject to the comments and exceptions herein stated, and limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the laws of the United States of America, and subject to receipt
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Sterling Software, Inc.
November 30, 1994
Page 2


from the Commission of an order declaring the Registration Statement effective, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     You should be aware that we are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Jackson & Walker, L.L.P.